Exhibit 99.1

American Safety Insurance Holdings, Ltd. (NYSE:ASI)

Announces Definitive Agreement to Purchase Bluestone Agency, Inc.

Hamilton, BERMUDA (April 30, 2012)—American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that its wholly-owned subsidiary, American Safety Holdings Corp. has signed a definitive Stock Purchase Agreement to acquire Bluestone Agency, Inc. and its Cayman insurance subsidiary, Bluestone Surety, Ltd. Bluestone is a specialty provider of both commercial and contract surety, focusing primarily on transactional commercial surety. In 2011 Bluestone wrote approximately $16,000,000 in premium.

Bluestone will operate as a separate business unit under the direction of ASI’s surety division.

Completion of the transaction is subject to regulatory approval and other standard conditions. The transaction is expected to close at the end of the second quarter. Terms of the transaction were not disclosed.

“We look forward to David Pearlstein and the Bluestone team joining ASI. The two organizations are very compatible and the addition of Bluestone’s commercial surety expertise will further our strategic objective of growing our current product offerings and expanding our distribution network”, said Joseph D. Scollo, Jr., ASI’s President and Chief Operating Officer.

“The financial strength of ASI will open up additional markets for us in the surety space and give us access to enhanced capabilities to expand our existing channels.” said David Pearlstein, President and CEO of Bluestone. “The combination will allow us to better serve our agency plant and offer greater opportunities for our employees. Bluestone was built by providing a high level of customer service, making ASI’s solutions-oriented culture a fit with our existing corporate philosophy.”

About ASI:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc., and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

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Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908